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                                                                    EXHIBIT 1(c)

                             SUNAMERICA EQUITY FUNDS


                     Establishment and Designation of Shares
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         The undersigned, being the Vice President and Assistant Secretary of
SunAmerica Equity Funds (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.4 of the Declaration of Trust, dated April 24, 1986, as amended from time to time, respectively (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of the entire Board of Trustees of the Trust, the following is hereby authorized:

         (1) That one series of the Trust's unissued shares of beneficial interest, $.01 par value, is hereby established to have all the rights and preferences described in the Declaration of Trust, to be designated as follows:

                            International Equity Fund

         (2) That the shares of beneficial interest of the Trust, $.01 par value, of the International Equity Fund (the "Fund") are hereby further classified as four classes of shares, which are designated Class A, Class B, Class II and Class I shares.

         (3) That the Class A, Class B, Class II and Class I shares of the Fund shall represent identical interests in the Trust and have identical voting (except with respect to those matters affecting a particular class of shares), dividend, liquidation and other rights, as set forth in the Declaration of Trust; provided, however, that notwithstanding anything in the Declaration of
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Trust to the contrary:

             (a) the Class A, Class B, Class II and Class I shares may be issued and sold subject to such different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as the Board of Trustees shall from time to time determine;

             (b) expenses related solely to a particular class (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne by that class and shall be appropriately reflected (in the manner determined by the Board of Trustees) in the net asset value of, or the dividends and distributions on, the shares of that class;

             (c) except as otherwise provided, on the first business day of the month following the eighth anniversary of the issuance of Class B shares of the Fund to a holder thereof, such Class B shares (as well as a pro rata portion of any Class B shares purchased through the reinvestment of dividends and other distributions paid in respect of all Class B shares held by such holder) shall automatically convert to Class A shares of the Fund on the basis of the respective current net asset values per share of the Class B shares and the Class A shares of the Fund on the conversion date; provided, however, that
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any conversion

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of Class B shares shall be subject to the continuing availability of an opinion of counsel to the effect that (i) the assessment of higher distribution fees or transfer agency costs with respect to Class B shares does not result in the Trust's dividends or distributions constituting "preferred dividends" under the Internal Revenue Code of 1986, as amended, and (ii) such conversion does not constitute a taxable event under federal income tax law, and the Board of Trustees, in its sole discretion, may suspend the conversion of Class B shares if such opinion is no longer available;

              (d) the Class A, Class B, Class II and Class I shares of the Fund may have such different exchange rights as the Board of Trustees shall provide in compliance with the Investment Company Act of 1940.

          (4) (a) That unissued shares of beneficial interest of the Trust, $.01 par value, of the New Century Fund, are hereby further classified as and designated Class I shares.

              (b) That Class I shares of the New Century Fund, offered without a front-end, back-end or asset-based sales charge, as set forth in the Declaration of Trust, represent identical interests in the Trust and have identical voting (except with respect to those matters affecting this particular class of shares), dividend, liquidation and other rights as the previously classified and designated Class A, Class B and Class II shares.

         The actions contained herein shall be effective as of September 27, 2001.


                                     By:  /s/ Peter E. Pisapia
                                          --------------------------------
                                          Peter E. Pisapia
                                          Vice President and Assistant Secretary
                                          SunAmerica Equity Funds


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